EXHIBIT 23.1



                            [Letterhead of]

                           KPMG PEAT MARWICK


                     Independent Auditors' Consent



     The Board of Directors
     National Health Laboratories Holdings Inc.:


     We consent to incorporation by reference in the registration statement on Form S-8 of National Health Laboratories Holdings Inc. of our report dated February 10, 1994, relating to the consolidated balance sheets of National Health Laboratories Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1993, and related schedule, which report appears in the December 31, 1993, annual report on Form 10-K of National Health Laboratories Incorporated.


                                             /s/KPMG Peat Marwick


     San Diego, California
     August 8, 1994